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                                                                     EXHIBIT 8.3

                      [LETTERHEAD OF MAYER, BROWN & PLATT]

                                August 23, 2000

LaSalle Re Holdings Limited
Continental Building
25 Church Street
Hamilton, HM 12, Bermuda

Ladies and Gentlemen:

     We have acted as your counsel in connection with: (i) the proposed schemes of arrangement (the "Schemes") of LaSalle Re Holdings Limited ("LaSalle") and LaSalle Re Limited ("LaSalle Re"), pursuant to which existing common shareholders of LaSalle and holders of exchangeable non-voting common shares of LaSalle Re (other than LaSalle) will receive common shares of Trenwick Group Ltd. ("TGL") in exchange for their LaSalle and LaSalle Re shares; (ii) the simultaneous proposed reorganization of Trenwick Group Inc. (the "Reorganization") in which TGL will acquire the assets of Trenwick Group Inc.; and (iii) the preparation and filing of the related Joint Proxy Statement/Prospectus (the "Proxy Statement") and the Registration Statement on Form S-4 of which the Proxy Statement forms a part (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Capitalized terms used but not defined herein shall have the meaning given to such terms in the Proxy Statement.

     Pursuant to the Schemes, the common shareholders of LaSalle and the holders of exchangeable non-voting common of LaSalle Re (collectively, the "Exchanging Shareholders") will receive one TGL common share (a "TGL Share") (subject to adjustments) in exchange for each LaSalle common share or exchangeable non-voting common share of LaSalle Re. TGL will not issue fractional TGL common shares. Therefore, the Exchanging Shareholders will receive cash with respect to any fractional shares of TGL due them.

     You have requested our opinion concerning certain United States federal income tax consequences of the Schemes and Reorganization.

     In providing this opinion, we have relied on and assumed the accuracy of (without any independent investigation or review thereof): (i) the description of the Schemes and Reorganization as set forth in the Schemes and the exhibits thereto, including the representations and covenants of LaSalle, LaSalle Re and TGL contained therein; (ii) the description of the Schemes and Reorganization as set forth in the Proxy Statement and the exhibits thereto; and (iii) representations provided by LaSalle, LaSalle Re and TGL concerning certain facts underlying and relating to the Schemes and Reorganization.

     In addition, we have assumed that: (i) the Schemes and Reorganization will be reported by LaSalle, LaSalle Re and TGL in a manner consistent with the opinion set forth below; (ii) any representation or statement that is anticipated to be true or that is made "to the best of knowledge" or is similarly qualified is correct without such qualification; (iii) the Schemes will be valid under the laws of Bermuda; (iv) as to all matters as to which any person or entity represents that it is not a party to, does not have, or is not aware of any plan, intention, understanding or agreement, there is in fact no such plan, intention, understanding or agreement; and (v) officers of LaSalle, LaSalle Re and TGL who have signed the representations on behalf of those respective entities are knowledgeable concerning the matters and are authorized to make all of the representations set forth therein.

     For purposes of this opinion, a "U.S. Holder" is a beneficial owner of common shares of LaSalle or exchangeable non-voting common of LaSalle Re (collectively, the "LaSalle Shares") who is: (i) a citizen or resident of the United States for federal income tax purposes; (ii) a corporation (or other entity taxable as a corporation) or a partnership, organized under the laws of the United States or any state thereof; (iii) an estate the income of which is subject to United States federal income taxation regardless of source; or (iv) a
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trust if a United States court is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust.

     To the extent that this opinion addresses the federal income tax consequences of the Schemes to Exchanging Shareholders, this opinion only addresses such consequences to Exchanging Shareholders who hold their LaSalle Shares as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). In addition, the conclusions set forth in this opinion may not be fully applicable to shareholders subject to special treatment under United States federal income tax law, such as financial institutions, insurance companies, tax-exempt entities, dealers in securities, certain United States expatriates, persons holding LaSalle Shares as part of an integrated investment, U.S. holders whose functional currency is not the U.S. dollar, non-U.S. Holders, shareholders who hold LaSalle Shares through a pass-through entity, and shareholders who acquired LaSalle Shares through exercise of employee stock options or otherwise as compensation.

     This opinion is based on current provisions of the Code, the Treasury regulations promulgated thereunder, the Bermuda-U.S. Convention for the Elimination of Double Taxation (the "Tax Treaty") and the interpretation of the Code, such regulations and the Tax Treaty by the courts and the Internal Revenue Service (the "IRS"), as they are in effect and exist at the date of this opinion. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinion could adversely affect our conclusion.

     Based upon and subject to the foregoing, it is our opinion that, for U.S. federal income tax purposes:

          (1) The Schemes and Reorganization, taken together, will constitute a corporate organization described in Section 351 of the Code;

          (2) Neither LaSalle nor LaSalle Re will recognize income, gain or loss as a result of the Schemes and Reorganization;

          (3) A U.S. Holder owning 5% or more of the total shares of TGL by vote or value after the Schemes and Reorganization (i.e., a "Five Percent Shareholder") will be required under Section 367(a) of the Code to recognize gain (to the extent that the fair market value of the TGL Shares received exceeds the basis of LaSalle Shares surrendered therefor) but not loss upon the exchange of LaSalle Shares for TGL shares, unless such Five Percent Shareholder enters into a valid gain recognition agreement with the Internal Revenue Service;

          (4) A U.S. Holder owning less than 5% of the total shares of TGL by vote or value after the Schemes and Reorganization (i.e., an Exchanging Shareholder that is not a Five Percent Shareholder) will recognize no gain or loss upon the exchange of LaSalle Shares for TGL shares, other than with respect to cash in lieu of fractional shares as described below;

          (5) A U.S. Holder's basis in the TGL Shares received will equal the U.S. Holder's basis in its LaSalle Shares exchanged therefor, increased by any gain recognized (in the case of a Five-Percent Shareholder not entering into a valid gain recognition agreement) with respect to the exchange;

          (6) Other than with respect to a Five Percent Shareholder not entering into a gain recognition agreement, a U.S. Holder's holding period in its TGL Shares will include such shareholder's holding period in the LaSalle Shares exchanged therefor;

          (7) A U.S. Holder receiving cash in lieu of fractional shares of TGL will be treated as if such holder received the fractional TGL share in the Schemes and then exchanged the fractional share for cash in a redemption by TGL;

          (8) A U.S. Holder receiving cash in lieu of a fractional TGL share generally will recognize gain or loss equal to the cash amount received for the fractional TGL share reduced by the portion of the holder's tax basis in the LaSalle Shares that is allocable to the fractional TGL share; and
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          (9) Gain or loss from the receipt of cash in lieu of a fractional TGL share will be long-term capital gain or loss if the U.S. Holder's holding period in the fractional TGL share (taking into account the holding period of the LaSalle Shares exchanged in the Schemes) is more than one year.

     This opinion is rendered to you in connection with the Schemes and Reorganization. This opinion may not be used or relied upon by any other person or for any other purpose without our prior written consent. We consent, however, to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the captions "Material Income Tax Consequences of the Transaction" and "Legal Matters" in the Proxy Statement.

     This opinion is based on facts and circumstances existing on the date hereof, and assumes no change in material facts prior to the closing date. The opinion is further conditioned on the representations of LaSalle, LaSalle Re and TGL being reconfirmed as of the closing date.

                                          Sincerely,

                                          /s/ GEORGE W. CRAVEN
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                                               MAYER, BROWN & PLATT